Exhibit 10.5

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

(Non-US Employees)

Unless otherwise defined herein, the terms defined in the Danaher Corporation 2007 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (the “Option Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Address:

The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Date of Grant

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option	U.S. Nonstatutory Stock Option

Expiration Date	Tenth anniversary of Date of Grant

Vesting Schedule

Time-Based Vesting Criteria

and/or

[Performance Objective]

II.	AGREEMENT

1. Grant of Option. The Company hereby grants to the Optionee named in the Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the number of shares (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting.

(a) Vesting Schedule. Except as may otherwise be set forth in this Option Agreement or in the Plan, Options awarded to an Optionee shall not vest until the Optionee (i) satisfies the performance-based vesting criteria (“Performance Objective”), if any, applicable to such Options and (ii) continues to be actively employed with the Company or an Eligible Subsidiary for the periods required to satisfy the time-based vesting criteria (“Time-Based Vesting Criteria”) applicable to such Options. The Performance Objective and Time-Based Vesting Criteria applicable to an Option are collectively referred to as “Vesting Conditions,” and the earliest date upon which all Vesting Conditions are satisfied is referred to as the “Vesting Date.” The Vesting Conditions for an Option received by an Optionee shall be established by the Compensation Committee (the “Committee”) (or by one or more members of Company management, if such power has been delegated in accordance with the Plan and applicable law) and reflected in the account maintained for the Optionee by an external third party administrator of the Option awards. Further, during any approved leave of absence, to the extent permitted by local law, the Committee shall have discretion to provide that the vesting of the Options shall be frozen as of the first day of the leave and shall not resume until and unless the Optionee returns to active employment prior to the Expiration Date of the Options.

(b) Performance Objective. The Committee shall determine whether the Performance Objective applicable to an Option has been met, and such determination shall be final and conclusive. Until the Committee has made such a determination, the Performance Objective may not be considered to have been satisfied. Notwithstanding any determination by the Committee that the Performance Objective has been attained with respect to particular Options, such Options shall not be considered to have vested unless and until the Optionee has satisfied the Time-Based Vesting Criteria applicable to such Options.

(c) Age 65. Notwithstanding the foregoing, the Time-Based Vesting Criteria applicable to all Options held by an Optionee shall be deemed 100% satisfied upon the Optionee’s attainment of age 65; provided that such Options shall remain subject to any applicable Performance Objective that remains unsatisfied as of such date.

3. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement.

(b) Method and Time of Exercise. This Option shall be exercisable by any method made available from time to time by the external third party administrator of the Option awards. An exercise may be made with respect to whole Shares only, and not for a fraction of a Share.

Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

(c) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Committee may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Optionee also acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

4. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash, delivered to the external third party administrator of the Option awards in any methodology permitted by such third party administrator;

(b) to the extent permitted by applicable law, payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) shall provide written direction to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(c) to the extent permitted by applicable law, surrender of other Shares which have been owned by the Optionee for more than six (6) months on the date of surrender, and have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

5. Termination of Employment.

(a) General. In the event the Optionee’s active employment with the Company or an Eligible Subsidiary terminates for any reason (other than death or Retirement), all unvested Options shall be automatically forfeited by the Optionee as of the date of termination. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates for any reason

(other than death, Disability, Retirement or Gross Misconduct), the Optionee shall have a period of three (3) months, commencing with the date the Optionee is no longer actively employed, to exercise the vested portion of any outstanding Options.

(b) Death. Upon Optionee’s death, all unexpired options shall become fully exercisable and may be exercised for a period of twelve (12) months thereafter by the personal representative of the Optionee’s estate or any other person to whom the Option is transferred under a will or under the applicable laws of descent and distribution.

(c) Disability. In the event the Optionee’s employment with the Company or an Eligible Subsidiary terminates by reason of the Optionee’s Disability, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and the Optionee shall have until the first anniversary of the Optionee’s termination of employment for Disability to exercise the vested portion of any outstanding Options.

(d) Normal Retirement. In the event the Optionee voluntarily terminates his or her employment with the Company or an Eligible Subsidiary at or after reaching age 65, and as of the date of the Optionee’s Normal Retirement the Optionee holds Options that remain subject to any Performance Objective, the Options shall remain outstanding for up to the fifth anniversary of such date (or if earlier, up to the Expiration Date of the Option) to determine whether such conditions become satisfied (and if the Committee determines that the Performance Objectives are satisfied within such period, the Options shall remain outstanding and may be exercised up until the fifth anniversary of the date of the Optionee’s Normal Retirement (or if earlier, up until the Expiration Date of the Options)). In the event the Optionee voluntarily terminates his or her employment with the Company or an Eligible Subsidiary at or after reaching age 65, and as of the date of the Optionee’s Normal Retirement, the Optionee holds Options that are not subject to any unsatisfied Performance Objective, the Options shall remain outstanding and may be exercised up until the fifth anniversary of such date (or if earlier, up until the Expiration Date of the Option).

(e) Early Retirement. In the event the Optionee voluntarily terminates his or her employment with the Company or an Eligible Subsidiary prior to age 65 and the Committee determines that the cessation of Optionee’s employment constitutes Early Retirement, the Optionee’s unvested Options shall remain outstanding and shall continue to vest (as to both the Performance Objective and Time-Based Vesting Criteria, as applicable) for a period of five (5) years following the date of the Optionee’s Retirement.

(f) Gross Misconduct. If the Optionee’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct, the Optionee’s unexercised Options shall terminate immediately as of the time of termination, without consideration.

(g) Violation of Post-Employment Covenant. To the extent that any of the Optionee’s Options remain outstanding under the terms of the Plan or this Option Agreement after termination of the Optionee’s employment with the Company or an Eligible Subsidiary, such Options shall nevertheless expire as of the date the Optionee violates any covenant not to compete or other post-employment covenant that exists between the Optionee on the one hand and the Company or any Subsidiary of the Company, on the other hand.

(h) Substantial Corporate Change. Upon a Substantial Corporate Change, the Optionee’s outstanding Options shall terminate unless provision is made for the assumption or substitution of such Options as provided in Section 16(b) of the Plan.

6. Non-Transferability of Option; Term of Option.

(a) This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Optionee.

(b) This Option may be exercised only prior to the Expiration Date set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

7. Amendment of Option or Plan. The Plan and this Option Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. Optionee expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Option in any respect at any time; provided, however, that modifications to this Option Agreement or the Plan that adversely affect the Optionee’s rights hereunder can be made only in an express written contract signed by the Company and the Optionee. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement and Optionee’s rights under outstanding Options as it deems necessary or advisable, in its sole discretion and without the consent of the Optionee, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Code (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Options.

8. Tax Obligations.

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing the Optionee (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains the Optionee’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax Related Items.

Prior to the relevant taxable event, Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and/or the Employer. In this regard, the Optionee authorizes the Company and/or the Employer, in its sole discretion and to the extent permitted under local law, to satisfy the obligations with regard to all Tax Related Items legally payable by the Optionee by one or a combination of the following: (i) require the Optionee to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from the Optionee’s wages or other compensation payable to the Optionee by the Company and/or the Employer; (iii) accepting from the Optionee the delivery of unencumbered Shares; (iv) withholding from the proceeds of a broker-dealer sale and remittance procedure as described in Section 4(b) above; or (v) withholding in Shares otherwise issuable to the Optionee, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the Shares on the date of the relevant taxable event. Optionee shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Shares that are not satisfied by any of the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares to the Optionee if the Optionee fails to comply with Optionee’s obligations in connection with the Tax Related Items as described in this Section.

(b) Code Section 409A. Payments made pursuant to this Plan and the Option Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Option Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Option Agreement to ensure that all Options granted to Optionees who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the Options shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Options granted thereunder.

9. Rights as Shareholder. Until all requirements for exercise of the Option pursuant to the terms of this Option Agreement and the Plan have been satisfied, the Optionee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

10. No Employment Contract. Nothing in the Plan or this Option Agreement constitutes an employment contract between the Company and the Optionee and this Option Agreement shall not confer upon the Optionee any right to continuation of employment with the Company or any of its Subsidiaries, nor shall this Option Agreement interfere in any way with the Company’s or any of its Subsidiaries’ right to terminate the Optionee’s employment or at any time, with or without cause (subject to any employment agreement an Optionee may otherwise have with the Company or a Subsidiary thereof and/or applicable law).

11. Board Authority. The Board and/or the Committee shall have the power to interpret this Option Agreement and to adopt such rules for the administration, interpretation and application of the Option Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Options have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Optionee, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether Optionees are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Option Agreement.

12. Headings. The captions used in this Option Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the Option for construction and interpretation.

13. Electronic Delivery.

(a) If the Optionee executes this Option Agreement electronically, for the avoidance of doubt Optionee acknowledges and agrees that his or her execution of this Option Agreement electronically (through an on-line system established and maintained by the Company or another third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Option Agreement in paper form. Optionee acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Option Agreement.

(b) If the Optionee executes this Option Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c) If Optionee executes this Option Agreement multiple times (for example, if the Optionee first executes this Option Agreement in electronic form and subsequently executes the Option Agreement in paper form), the Optionee acknowledges and agrees that (i) no matter how many versions of this Option Agreement are executed and in whatever medium, this Option Agreement only evidences a single Option relating to the number of Shares set forth in the Notice of Stock Option Grant and (ii) this Option Agreement shall be effective as of the earliest execution of this Option Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Option Agreement in the same or a different medium shall in no way impair the binding legal effect of this Option Agreement as of the time of original execution.

(d) The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Optionee pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Option Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Option Agreement, the Optionee hereby consents to receive such documents by electronic delivery. At the Optionee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Optionee.

14. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 Plan”).

Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan and/or the 1998 Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and/or the 1998 Plan, that these recipients may be located in Optionee’s country or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan and/or in the 1998 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option or any other option or other entitlement to Shares.

Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and/or the 1998 Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Optionee understands, however, that refusing or withdrawing such consent may affect his or her ability to participate in the Plan and/or the 1998 Plan. In addition, Optionee understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding Optionee’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

15. Nature of Option. In accepting the Option, Optionee acknowledges and agrees that:

(a) Optionee has received of a copy of the Plan and the prospectus relating thereto; he or she has read and is familiar with the terms and provisions thereof and has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement and the Plan and hereby accepts this Option subject to all of the terms and provisions thereof;

(b) Optionee shall accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option Agreement;

(c) the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(d) all decisions with respect to future option grants, if any, shall be at the sole discretion of the Company;

(e) Optionee’s participation in the Plan is voluntary;

(f) the Option is an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of Optionee’s employment or service contract, if any;

(g) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

(h) the Option and Optionee’s participation in the Plan shall not be interpreted to form an employment or service contract with the Company or any Subsidiary of the Company;

(i) the future value of the Shares is unknown and cannot be predicted with certainty;

(j) if the Shares do not increase in value, the Option will have no value;

(k) if Optionee exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price;

(l) in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or Shares purchased through the exercise of the Option, resulting from termination of Optionee’s employment by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Option, Optionee irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Option Agreement, Optionee shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

(m) in the event of termination of Optionee’s employment (whether or not in breach of local labor laws), Optionee’s right to receive Options under the Plan and to vest in such Options, if any, shall terminate effective as of the date that Optionee is no longer actively employed and shall not be extended by any notice period mandated under local law (e.g., active employment shall not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of Optionee’s termination of employment (whether or not in breach of local labor laws), Optionee’s right to exercise the Option after termination of employment, if any, shall be measured by the date of termination of active employment and shall not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of this Option;

(n) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares;

(o) Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan; and

(p) Optionee will notify the Company of any change in address as indicated below.

16. Language. If Optionee has received this Option Agreement, the Plan or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

17. Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the Option or hereunder, or the rights, duties or liabilities created hereby.

18. Agreement Severable. In the event that any provision of this Option Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Option Agreement.

19. Governing Law. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Option Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to this Option, this Option Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of New Castle County, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

20. Addendum. The Option shall be subject to the special terms and provisions set forth in the Addendum to this Option Agreement for Optionee’s country of residence, if applicable.

[If the Agreement is signed in paper form, complete and execute the following:]

OPTIONEE	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

ADDENDUM

This Addendum includes additional terms and conditions that govern the Option granted to the Optionee if the Optionee resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Notice of Stock Option Grant, the Option Agreement or the Plan.

This Addendum also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws concerning Options in effect as of June 2007. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan as the information may be out of date at the time the Optionee exercises the Option or sells Shares acquired under the Plan.

In addition, this Addendum is general in nature and may not apply to Optionee’s particular situation, and the Company is not in a position to assure Optionee of any particular result. Accordingly, Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in Optionee’s country apply to Optionee’s specific situation.

If Optionee resides in a country but is considered a citizen or resident of another country, the information contained in this Addendum may not be applicable to Optionee.

OPTIONEES IN CHINA, ITALY, SWITZERLAND, AND VIETNAM

Method of Exercise

Optionee acknowledges that due to regulatory requirements, and notwithstanding any terms or conditions of the Plan or the Option Agreement to the contrary, Optionees residing in mainland China, Italy, Switzerland and Vietnam will be restricted to the cashless sell-all method of exercise with respect to their Options. To complete a cashless sell-all exercise, Optionee understands that Optionee needs to instruct the broker to: (i) sell all of the Option Shares issued upon exercise; (ii) use the proceeds to pay the Exercise Price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to Optionee. In the event of changes in regulatory requirements, the Company reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise, cashless sell-to-cover exercise or any other method of exercise and payment deemed appropriate by the Company.

OPTIONEES IN ARGENTINA

Securities Law Notice

Optionee understands that neither the grant of the Option nor the purchase of Shares constitute a public offering as defined by the Law 17,811, or any other Argentine law. The offering of the Option is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

OPTIONEES IN AUSTRALIA

Securities Law Notice

If Optionee acquires Shares of stock pursuant to the Option and offers his or her Shares for sale to a person or entity resident in Australia, Optionee’s offer may be subject to disclosure requirements under Australian law. Optionee should obtain legal advice on his or her disclosure obligations prior to making any such offer.

OPTIONEES IN CANADA

Consent to Receive Information in English for Optionees in Quebec

Optionee acknowledges that it is the express wish of the parties that this Option Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Le Titulaire d’Option reconnaît que c’est mon souhait exprès d’avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

OPTIONEES IN CHINA

Exchange Control Information

Optionee understands and agrees that, pursuant to local exchange control requirements, Optionee will be required to repatriate the cash proceeds from the immediate sale of the Option Shares issued upon exercise to China. Optionee understands that, under local law, such repatriation of his or her cash proceeds may need to be effected through a special exchange control account established by the Company or one of its subsidiaries or by Optionee’s Employer and Optionee hereby consents and agrees that any proceeds from the sale of any Option Shares he or she acquires may be transferred to such special account prior to being delivered to Optionee.

OPTIONEES IN HONG KONG

Securities Law Notice

Optionee acknowledges that this Option Agreement and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a ‘prospectus’ for a public offering of securities under the applicable companies and securities legislation in Hong Kong. This Option Agreement and the incidental communication materials are intended only for the personal use of each eligible Company employee and not for distribution to any other persons.

OPTIONEES IN MEXICO

Labor Law Acknowledgment and Policy Statement

This provision supplements Sections 10 and 15 of the Option Agreement:

In accepting the Options, Optionee expressly recognizes that the Company, with registered offices at 2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C., U.S.A., is solely responsible for the administration of the Plan and that Optionee’s participation in the Plan and Optionee’s purchase of Option

Shares does not constitute an employment relationship between Optionee and the Company since Optionee is participating in the Plan on a wholly commercial basis and Optionee’s sole Employer is the Company’s subsidiary in Mexico for which Optionee is employed (“Danaher-Mexico”). Based on the foregoing, Optionee expressly recognizes that the Plan and the benefits that Optionee may derive from his or her participation in the Plan do not establish any rights between Optionee and the Employer, Danaher-Mexico, and do not form part of the employment conditions and/or benefits provided by Danaher-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Optionee’s employment.

Optionee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Optionee’s participation at any time without any liability to Optionee.

Spanish Translation

Reconocimiento de la Legislación y Politicas Laborales

La presente disposición es complementaria al la Sessiones 10 and 15 del Convenio:

Mediante la aceptación de las Opciones de Acciones, expresamente reconozco que la Compañía, con oficinas ubicadas en “2099 Pennsylvania Avenue, NW, 12th Floor, Washington, D.C., U.S.A.”, es el responsable por la administración del Plan y que la participación del derechohabiente en el mismo y la decisión de adquirir la Opción de Compra de Acciones no constituye una relación de trabajo entre el derechohabiente y la Compañía, toda vez que el derechohabiente ha participando en el Plan derivado de una relación comercial y que el único patrón lo es la empresa subsidiaria de la Compañía en México, con la cual se esta contratado (“Danaher-México”). Derivado de lo anterior, el derechohabiente expresamente reconozce que el Plan y los beneficios que se deriven su participación en el mismo no establece ningún derecho entre el derechohabiente y Danaher-México y que no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Danaher-México y, que cualquier modificación del Plan o su terminación no constituye un cambio o terminación de los términos y condiciones la relación de trabajo del derechohabiente.

Asimismo, el derechohabiente entiende que su participación en el Plan es el resultado de una decisión unilateral y discrecional por parte de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o descontinuar la participación del derechohabiente en el cualquier momento sin ninguna responsabilidad para mi persona.

OPTIONEES IN RUSSIA

Securities Law Notice

Optionee acknowledges that the Option Agreement, the grant of the Option, the Plan and all other materials Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Optionee acknowledges that he or she may hold Option Shares issued upon exercise of the Option in Optionee’s account with the Company’s third party administrator in the U.S. However, in no event will Option Shares issued to Optionee under the Plan be delivered to Optionee in Russia.

OPTIONEES IN SINGAPORE

Director Notification

If the Optionee is a director of a Singapore Subsidiary of the Company, the Optionee must notify the Singapore Subsidiary in writing within two days of the Optionee receiving or disposing of an interest (e.g., Options, Shares) in the Company or any Subsidiary or within two days of becoming a director if such an interest exists at the time. This notification alert also applies to an associate director of the Singapore Subsidiary and to a shadow director of the Singapore Subsidiary (i.e., an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the “directions and instructions” of the individual.